MODAVOX NAMES SHELLY J. MEYERS AS CHAIRWOMAN OF ITS
BOARD OF DIRECTORS PHOENIX,

March 10, 2009 - Modavox, Inc. (OTCBB: MDVX), Internet broadcasting pioneer and holder of several patented technologies; today announced that the Company has named Shelly J. Meyers as Chairwoman of its board of directors.

David J. Ide, Modavox Chief Executive Officer stated, "We were pleased when Shelly joined our board back in November. To have her now accept the Chairwoman role gives us further cause for optimism. Anyone who reads Shelly's list of accomplishments will immediately know why we are thrilled to have her taking a more active role with the board. Her intelligence, experience, track record of success and network of contacts are all assets we believe will materially enhance our ability to further build shareholder value.

Shelly J. Meyers (MBA, CPA) comes to Modavox with over 20 years of financial and investment experience. She is Founder and President of Palisades Management LLC, a Registered Investor Advisor (RIA) that provides investment management services to high net worth individuals and institutions. The Firm also provides strategic advisory services to corporations pertaining to corporate finance and capital market activities.

Prior to founding Palisades Management, Ms. Meyers served as Executive Vice President for Pacific Global Investment Management Company (PGIMC), where she played an integral role in launching PGIMC's high net worth management business, merging the separately managed account business of Meyers Capital Management
(MCM) into PGIMC in mid-2003. While at PGIMC, the Firm's high net worth business grew from less than $1,000,000 to approximately $100,000,000. Ms. Meyers also managed the Pacific Advisor Funds' Multi-Cap Value Fund from inception (April
2002) to a five year record that beat the S&P 500 on an annualized basis, and which ranked the Fund in the top 10% in its five year Morningstar peer group.

Ms. Meyers founded MCM and the Meyers Investment Trust in June 1996, and managed the Trust's Meyers Pride Value Fund from inception in June 1996 to September 2001. The Fund was awarded a five star ranking by Morningstar under her management, and in 2001 the Fund was recognized as the #1 large-cap value fund in the United States by Morningstar with Ms. Meyers as manager. The Meyers Value Fund was sold to Citizens Funds in September 2001 with Ms. Meyers serving as sub-advisor until October 2002.

From 1993 to 1996, Ms. Meyers served as Assistant Vice-President at The Boston Company Asset Management, Inc. (BCAM). She acted as an Assistant Portfolio Manager and equity research analyst for the institutional investment group in a team responsible for equity investments valued at $10 billion. Prior to that, she served in the Finance Department at Chevron Corp, and was the first woman sent to important oil and gas operations throughout Asia and the South Pacific.
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Ms. Meyers has often addressed national audiences on investing issues, with regular appearances on CNBC's POWER LUNCH, CNN, and Bloomberg TV. She's also been featured in publications such as The Wall Street Journal, The New York Times, Investor's Business Daily, USA Today, The Washington Post, Mutual Fund Magazine and Business Week. In 1998, Ms. Meyers was named to the Board of Trustees for E*Trade Funds, serving until September 2006. She was elected to the U.S. National Registry of Who's Who, first listed in the year 2000 edition.

Ms. Meyers received her MBA from Dartmouth College's Amos Tuck School of Business Administration. She received her BA with a major in Political Science and minor in Economics from the University of Michigan. Ms. Meyers was issued a CPA license by the state of California in 1990.

Shelly J. Meyers, Modavox Chairwoman stated, "This is an exciting time to be associated with Modavox and I am honored to be elected Chairwoman of the Modavox Board of Directors. Modavox is positioned to accelerate the monetization of its patented intellectual property and robust technology platforms through both organic growth, and strategic acquisitions/partnerships. As Chair, I will be focusing my efforts on assisting management to translate our many opportunities into tangible results, with the end goal of providing the highest level of value for our shareholders".

About Modavox

Modavox, Inc., the customized communications company, is a pioneer in Internet broadcasting, producing and syndicating online audio and video, offering innovative, effective, and comprehensive online tools for reaching targeted niche communities worldwide. Through patented Modavox technology, Modavox delivers content straight to desktops and Internet-enabled devices. Modavox provides managed access for live and on-demand Internet radio broadcasting, e-learning and rich media advertising. For more information, please visit WWW.MODAVOX.COM.

Forward-Looking Statements

This release contains "forward-looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. These forward-looking statements are subject to various risks and uncertainties that could cause Modavox's actual results to differ materially from those currently anticipated, including the risk factors identified in Modavox's filings with the Securities and Exchange Commission.

Investors
C&H Capital, Inc.
Jason Assad
678-570-6791